EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

M&T Bank Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees To Be Paid	Equity	Common stock, par value $0.50 per share	Other	11,896	$168.45	$2,003,881.20	0.0000927	$185.76

Fees Previously Paid	–	–	–	–	–	–	–	–

Carry Forward Securities

Carry Forward Securities	–	–	–	–		–			–	–	–	–

	Total Offering Amounts					$2,003,881.20		$185.76

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$185.76

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus supplement to which this exhibit relates (the “Prospectus Supplement”) shall also cover any additional shares of the common stock of M&T Bank Corporation (“M&T”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of M&T common stock.

(2)

Pursuant to the Agreement and Plan of Merger, dated as of February 21, 2021, by and among M&T, Bridge Merger Corp., a wholly owned subsidiary of M&T (“Merger Sub”), and People’s United Financial, Inc. (“People’s United”), as amended, effective as of April 1, 2022, M&T acquired People’s United pursuant to a merger of Merger Sub with and into People’s United, with People’s United as the surviving entity (the “merger”). At the effective time of the merger, certain outstanding equity awards with respect to shares of common stock of People’s United held by former employees of People’s United or its affiliates (or their respective legal successors) were converted into equity awards with respect to shares of common stock of M&T, subject to appropriate adjustments to the number of shares and, where applicable, the exercise price of such award. The number of shares registered hereunder represents the maximum number of shares of M&T common stock issuable upon the vesting or exercise of such equity awards, subject to appropriate adjustments thereto.

(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low prices of M&T common stock as reported on the New York Stock Exchange on April 1, 2022.